PROSPECTUS SUPPLEMENT NO. 4	Filed Pursuant to Rule 424(b)(3)
To Prospectus dated September 20, 2013	Registration No. 333-191003

25,994,922 Shares of Common Stock

This Prospectus Supplement supplements the Prospectus dated September 20, 2013 (the “Prospectus”), relating to the offer and sale by the selling security holders identified in the Prospectus of up to 25,994,922 shares of common stock of Ireland Inc. (the “Company”).

This Prospectus Supplement includes the Company’s Form 8-K filed with the Securities and Exchange Commission on January 15, 2014 (the “Form 8-K”).

On January 15, 2014, the Company’s Board of Directors approved an extension of the expiry dates for warrants issued under the Company’s 2007, 2009 and 2010 private placements and certain additional warrants issued to consultants for services in 2009 and 2010 (the “Expiring Warrants”). The described extension extends the expiration date for some of the Warrants held by the Selling Security Holders named in the Prospectus dated September 20, 2013. Those Warrants held by Selling Security Holders that were set to expire on January 15, 2014 have been extended to April 30, 2014. All other terms of the Warrants remain the same.

The information contained in the report included in this Prospectus Supplement is dated as of the date of the Form 8-K. This Prospectus Supplement should be read in conjunction with the Prospectus dated September 20, 2013. This Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement updates and supersedes the information contained in the Prospectus dated September 20, 2013.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

This Prospectus Supplement No. 4 is Dated January 15, 2014

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 15, 2014
Date of Report (Date of earliest event reported)

IRELAND INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-50033	91-2147049
(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

2360 West Horizon Ridge Parkway, Suite 100
Henderson, NV	89052
(Address of principal executive offices)	(Zip Code)

(702) 932-0353
Registrant's telephone number, including area code

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01     OTHER EVENTS.

Extension of 2007, 2009 and 2010 Private Placement Warrants and Consultant Warrants

On January 15, 2014, the Board of Directors of Ireland Inc. (the “Company”) approved an extension of the expiry date for warrants issued under the Company’s 2007, 2009 and 2010 private placements, and certain additional warrants issued to consultants for services in 2009 and 2010 (collectively, the “Expiring Warrants”). The expiry dates for the Expiring Warrants were extended from January 15, 2014 to April 30, 2014 as follows:

	Maximum No.
	of Shares	Exercise
	Issuable on	Price per	Previous	Extended
Expiring Warrants	Exercise	Share	Expiry Date	Expiry Date
2007 Private Placement Warrants	10,160,650	$0.75	January 15, 2014	April 30, 2014
2009 Private Placement Warrants	6,894,677	$0.75	January 15, 2014	April 30, 2014
2010 Private Placement Warrants	5,517,500	$0.75	January 15, 2014	April 30, 2014
2009 Consultant Warrants	200,000	$0.55	January 15, 2014	April 30, 2014
2010 Consultant Warrants	3,800,000	$0.75	January 15, 2014	April 30, 2014

Directors and officers of the Company beneficially own Expiring Warrants as follows:

(a)

Douglas D.G. Birnie, Chief Executive Officer, President and Director, beneficially owns 2007 Private Placement Warrants exercisable for a maximum of 50,000 shares of common stock and 2009 Private Placement Warrants exercisable for a maximum of 50,000 shares of common stock.

(b)	Mark H. Brennan, Director, directly owns 2009 Private Placement Warrants exercisable for a maximum of 70,000 shares of common stock.

(c)

Steven A. Klein, Director, directly owns 2009 Private Placement Warrants exercisable for a maximum of 75,000 shares of common stock and 2010 Private Placement Warrants exercisable for a maximum of 50,000 shares of common stock. In addition, as trustee for a trust, Mr. Klein exercises voting and investment power over 2009 Private Placement Warrants exercisable for a maximum of 300,000 shares of common stock and 2010 Private Placement Warrants exercisable for a maximum of 100,000 shares of common stock. Mr. Klein disclaims any pecuniary interest n the warrants over which he exercises voting and investment power as trustee for the trust.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRELAND INC.
Date: January 15, 2014
	By:	/s/ Robert D. McDougal

		Name:	Robert D. McDougal
		Title:	CFO and Treasurer